EXHIBITS 5 AND 23(i)








                               September 4, 1996



Stanhome Inc.
333 Western Avenue
Westfield, MA 01085

     Re:       Stanhome Inc.
               Registration Statement on Form S-8

Ladies and Gentlemen:

     I am the Vice President, Secretary, Clerk and General Counsel of Stanhome Inc., a Massachusetts corporation (the "Company"), and am issuing this opinion in connection with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission (the "Commission") on or about September 6, 1996 (the "Registration Statement") for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the "1933 Act"), 1,500,000 shares (the "Shares") of common stock of the Company, par value $.125 per share, issuable upon the exercise of options granted under the Company's 1996 Stock Option Plan (the "Plan").

     In this connection, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Restated Articles of Organization and the By-laws of the Company, as amended, each as currently in effect, and (iv) certain resolutions adopted by the Board of Directors of the Company relating to the Plan and certain other related matters, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of other officers and representatives of the Company and others regarding, among other things, the compliance with all provisions of the Plan, including that the price of the Shares will be not less than the par value thereof.

     I am admitted to the Bar of the Commonwealth of Massachusetts and do not purport to be an expert on, or express any opinion concerning, any law other that the substantive law of the Commonwealth of Massachusetts.

     Based upon and subject the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares have been paid for and certificates therefor have been issued and delivered upon exercise of options in accordance with the terms of the Plan as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.








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September 4, 1996
Page Two

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

     This opinion is furnished by me, as counsel to the Company, in connection with the filing of the Registration Statement and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the express written permission of the Company.

                                           Very truly yours,


                                           /s/Bruce H. Wyatt
                                           Bruce H. Wyatt
                                           General Counsel